Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of April 22, 2014

by and among

Capstone Performance Systems, LLC (Delaware),

CareKinesis, Inc.,

Capstone Performance Systems, LLC (Colorado),

PPS Holdings, Inc.

and

David M. Reyes and Ronda L. Hackbart-Reyes

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 22nd day of April, 2014 (the “Effective Date”) by and among Capstone Performance Systems, LLC, a Delaware limited liability company (the “Purchaser”), CareKinesis, Inc., a Delaware corporation (“Parent”), Capstone Performance Systems, LLC, a Colorado limited liability company (the “Seller”), PPS Holdings, Inc., a Colorado corporation (“Seller Parent”), and David M. Reyes and Ronda L. Hackbart-Reyes (together, the “Shareholders”, and together with the Seller and Seller Parent, the “Seller Parties”).

BACKGROUND

The Shareholders together own all of the issued and outstanding equity interests of Seller Parent, and Seller Parent and the Shareholders together own all of the issued and outstanding membership interests of the Seller.  The Seller owns and operates the Business.

The Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, the Purchased Assets, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Purchase and Sale.

1.1                               Purchase and Sale of Purchased Assets.

(a)                                 Subject to the terms and conditions of this Agreement, the Purchaser shall acquire at the Closing, and the Seller shall grant, sell, convey, assign, transfer and deliver to the Purchaser at the Closing, free and clear of any mortgage, pledge, lien, conditional sale agreement, security agreement, transfer restriction, encumbrance or other charge (collectively, “Liens”), all of the assets, properties, business, goodwill and rights of every kind, and description, real, personal and mixed, tangible and intangible, owned by the Seller wherever situated on the Closing Date, other than the Excluded Assets (the “Purchased Assets”), including the following:

(i)                                     all inventory;

(ii)                                  all fixed assets, furniture, fixtures, automobiles, leasehold improvements, tooling, machinery and equipment;

(iii)                               all records with respect to suppliers, employees and other aspects of the Business; provided, however, to the extent the Seller is required to retain originals of such records to comply with applicable Laws, such originals shall not be included within the Purchased Assets but the Seller shall provide the Purchaser with copies thereof;

(iv)                              all confidential or proprietary information of the Seller or any of its Affiliates that is used in the Business;

(v)                                 all telephone numbers and facsimile numbers currently used in the Business;

(vi)                              all manufacturing, warehouse and office supplies;

(vii)                           all rights under any contracts set forth on Schedule 1.1(a)(vii) (the “Assumed Contracts”), and any deposits or other rights pertaining thereto;

(viii)                        all claims against third parties existing as of the Closing Date, whether or not arising under the Material Contracts;

(ix)                              all rights under any Permits;

(x)                                 all rights related to any prepaid expenses to the extent related to the Assumed Liabilities;

(xi)                              all the assets of the Seller, whether or not otherwise described in this Section 1.1(a), as set forth on the balance sheet of the Seller as of March 31, 2014, other than the Excluded Assets;

(xii)                           all rights to any trademarks, tradenames or other Intellectual Property owned or used by the Seller, including the name “Capstone Performance Systems” and any derivation thereof;

(xiii)                        all accounts receivable related to services performed on or after April 1, 2014 (“Purchased Accounts Receivable”); and

(xiv)                       all rights under any insurance policies or Assumed Contracts to the extent such proceeds arise from or relate to the Purchased Assets or Assumed Liabilities.

(b)                                 Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the “Excluded Assets”):

(i)                                     all cash and cash equivalents;

(ii)                                  all accounts receivable related to services performed prior to April 1, 2014 (“Excluded Accounts Receivable”);

(iii)                               the corporate seals, charter documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of the Seller;

(iv)                              the rights that accrue or will accrue to the Seller Parties under this Agreement;

(v)                                 all contracts of the Seller not set forth on Schedule 1.1(a)(vii) (the “Excluded Contracts”);

(vi)                              the assets specified on Schedule 1.1(b);

(vii)                           except as otherwise provided in Section 1.1(a)(xiv), all insurance policies and all rights thereunder;

(viii)                        all rights, refunds, deposits and credits related to Retained Liabilities, Excluded Assets or Excluded Contracts;

(ix)                              all personnel records and other records required to be retained by the Seller in accordance with applicable Laws;

(x)                                 the Employee Benefit Plans of the Seller;

(xi)                              all books and records related to the Excluded Assets; and

(xii)                           all Material Contracts, Permits or other rights that are not assignable pursuant to their terms or applicable Laws.

1.2                               Purchase Price.

(a)                                 In consideration of grant, sale, conveyance, assignment, transfer and delivery of the Purchased Assets to the Purchaser and the assumption by the Purchaser of the Assumed Liabilities and the covenants of the Seller Parties set forth in Section 4.4, the Purchaser and Parent shall pay to the Seller or its designee a purchase price (the “Purchase Price”) consisting of cash and up to 677,862 shares of Parent Stock as follows:

(i)                                     at the Closing, $3,000,000 in cash (the “Closing Cash Amount”) and 203,358 shares of Parent Stock (the “Closing Share Amount”);

(ii)                                  at the six-month anniversary of the Closing Date, an amount in cash equal to $500,000 (the “Interim Cash Amount”); and

(iii)                               at the twelve-month anniversary of the Closing Date, (A) an amount in cash equal to the greater of (1) $2,000,000 or (2) an amount equal to (I) five times the EBITDA of the Business for the twelve month period ending on December 31, 2014 minus (II) the sum of the Closing Cash Amount and Interim Cash Amount; and (B) a number of shares of Parent Stock equal to (i) 677,862 multiplied by a fraction, the numerator of which is lesser of $2,000,000 or the net income of the Business for the twelve month period ending on December 31, 2014, and the denominator of which is $2,000,000, minus (ii) the Closing Share Amount.

(b)                                 For purposes of determining the portion of the Purchase Price payable pursuant to Section 1.2(a)(ii):

(i)                                     the EBITDA and net income of the Business during the twelve month period ending on December 31, 2014 shall not include any expenses of the Business that are not set forth on the budget attached hereto as Schedule 1.2(b); and

(ii)                                  the net income of the Business shall include a deduction for the amount of Taxes that would be payable assuming the Purchaser operated the Business as a standalone company (i.e., not taking into account any offsets or deductions that may be available as part of a consolidated Tax filing with Parent).

(c)                                  The parties have mutually agreed to use a price of $2.857 per share of Parent Stock to determine the number of shares of Parent Stock to be included in the Purchase Price.  All cash payments by the Purchaser shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Parties.

1.3                               Allocation of the Purchase Price.  The Purchaser shall prepare and deliver a purchase price allocation to the Seller within 120 days after the Closing Date (the “Asset Allocation”), and the parties agree that the Purchase Price will be allocated to the Purchased Assets for all purposes (including Tax and financial accounting purposes) in accordance with such Asset Allocation.  Except as may be required by Law, the parties will (a) file or cause to be filed all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Asset Allocation (as determined pursuant to this Section 1.3) and (b) not take any action inconsistent therewith.

1.4                               Assumption of Assumed Liabilities.

(a)                                 At the Closing, the Purchaser shall assume and agrees to pay, discharge or perform, as appropriate, when due only the liabilities of the Seller specifically identified below in this Section 1.4(a) (collectively, the “Assumed Liabilities”), other than the Retained Liabilities:

(i)                                     all accounts payable, payroll and other liabilities of the Business first arising for services rendered after the Closing Date; and

(ii)                                  any obligations under the Assumed Contracts.

(b)                                 Notwithstanding Section 1.4(a) or any other provision of this Agreement, the Purchaser is not assuming under this Agreement or any other Transaction Document any liability that is not specifically identified as an Assumed Liability under Section 1.4(a), including any of the following (each, an “Retained Liability”):

(i)                                     any liability arising out of any default by the Seller of any provision of any contract;

(ii)                                  any product liability or similar claim for injury to any Person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Seller, or alleged to have been made by the Seller, or that is imposed or asserted to be imposed by operation of Law in connection with any service performed or product sold or leased by or on behalf of the Seller on or prior to the Closing Date;

(iii)                               any Tax payable by the Seller with respect to the Business, the Purchased Assets or other properties or operations of the Seller for any period (or portion thereof) ending on or prior to the Closing;

(iv)                              any transfer, documentary, sales, use, stamp, registration or other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby;

(v)                                 any liability under or in connection with any Excluded Assets;

(vi)                              any liability arising prior to the Closing Date or as a result of the Closing for severance, bonuses or any other form of compensation to any employees, agents or independent contractors of the Seller, whether or not employed by the Purchaser or Parent after the Closing;

(vii)                           any liability of the Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby;

(viii)                        any liability (including any environmental liability) arising from or related to any event, fact, circumstance or condition existing or arising on or before the Closing Date;

(ix)                              any liability for money borrowed by the Seller or any Affiliate thereof;

(x)                                 all accounts payable, payroll and other liabilities of the Business for services rendered on or prior to the Closing Date;

(xi)                              any liabilities under the Seller’s Employee Benefit Plans; and

(xii)                           any other liability, regardless of when made or asserted, that is not specifically assumed hereunder.

1.5                               Closing; Delivery.

(a)                                 The purchase and sale of the Purchased Assets (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., on the date hereof, subject to the satisfaction or waiver of the conditions to the consummation of the transactions set forth in Sections 5 and 6, or at such other time and place as the Seller Parties, the Purchaser and Parent mutually agree upon, orally or in writing (which time is designated as the “Closing Date”).

(b)                                 At the Closing, subject to the terms and conditions of this Agreement, the parties shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement and such other documents, instruments and agreements as are required by this Agreement.

1.6                               Defined Terms Used in this Agreement.  In addition to the terms defined above or elsewhere in this Agreement, the following terms used in this Agreement shall have the meanings set forth or referenced below.

“409A Plan” is defined in Section 2.14(g).

“Acts” is defined in Section 2.2(d).

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement” is defined above in the preamble.

“Altitude Edge” means Altitude Edge Consultants, LLC, a Colorado limited liability company.

“Asset Allocation” is defined in Section 1.3.

“Assumed Contracts” is defined in Section 1.1(a)(vii).

“Assumed Liabilities” is defined in Section 1.4(a).

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement by and between the Seller and the Purchaser substantially in the form as Exhibit A hereto.

“Business” means the existing and prospective business, operations, facilities and other assets, financial condition, results of operations, finances, markets, products, competitive position and supplies, and personnel of the Seller.

“Capital Interests” means an interest designated by the Seller and intended to subject its record owner to the rights and obligations of a member thereof, within the meaning of the Operating Agreement.

“Closing” is defined in Section 1.5(a).

“Closing Cash Amount” is defined in Section 1.2(a)(i).

“Closing Date” is defined in Section 1.5(a).

“Closing Share Amount” is defined in Section 1.2(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consulting Agreement” means the Consulting Agreement by and between Altitude Edge and the Purchaser substantially in the form as Exhibit B hereto.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Effective Date” is defined above in the preamble.

“Employee Benefit Plan” is defined in Section 2.14(f).

“Employment Agreement” means the employment agreement by and between the Key Employee and the Purchaser substantially in the form as Exhibit C hereto.

“Environmental Laws” is defined in Section 2.18.

“ERISA” is defined in Section 2.14(f).

“Excluded Accounts Receivable” is defined in Section 1.1(b)(ii).

“Excluded Assets” is defined in Section 1.1(b).

“Excluded Contracts” is defined in Section 1.1(b)(iv).

“Financial Statements” is defined in Section 2.12(a).

“Fully-Diluted Basis” is defined in Section 2.2(a).

“Governmental Entity” means any United States or foreign supranational, national, federal, state, provincial, municipal, county, regional or local governmental or quasi-governmental or regulatory authority, any political subdivision, agency, commission, authority, department, division or instrumentality thereof, any court, arbitral tribunal, arbitrator or other dispute mediator, or any other similar domestic or foreign entity.

“Governmental Order” means any writ, order, decree (including a consent decree), ruling, injunction, cease-and-desist order, judgment or similar act, order or enforcement action of or by any Governmental Entity (in each case, whether preliminary or final).

“Hazardous Substance” is defined in Section 2.18.

“Indebtedness” means, at a particular time, without duplication, all of the following: (a) all obligations of the Seller, whether current or long-term, for borrowed money and all obligations of the Seller evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum of all direct or contingent obligations of the Seller available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of the Seller under any swap contract; (d) all obligations of the Seller in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) obligations secured by a Lien on property owned or being purchased by the Seller; (f) any liabilities or obligations under capitalized leases with respect to which the Seller are liable, contingently or otherwise, as obligor, guarantor or otherwise, and (g) all guarantees of the Seller in respect of any of the foregoing.

“Indemnifiable Claims” means, with respect to the indemnification obligations of the Seller Parties, a Purchaser Indemnifiable Claim, and with respect to the indemnification obligations of the Purchaser and Parent, a Seller Indemnifiable Claim.

“Indemnified Party” means, with respect to the indemnification obligations of the Seller Parties, the Purchaser Indemnitees, and with respect to the indemnification obligations of the Purchaser and Parent, the Seller Indemnitees.

“Indemnifying Party” means, with respect to a Purchaser Indemnitee, the Seller Parties, and with respect to a Seller Indemnitee, the Purchaser and Parent.

“Intellectual Property” means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, knowhow and other confidential or proprietary information and materials; (ii) trademarks and service marks (whether or not registered), applications for trademarks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) source code, object code, data and operating files, user manuals, documentation, flow charts, algorithms, compilers, development tools, maintenance records and other materials related to computer programs; and (v) internet web-sites, URLs and domain names.

“Interim Cash Amount” is defined in Section 1.2(a)(ii).

“Key Employee” means Richard Schamp, MD.

“Knowledge” including similar phrases such as “to the Seller Parties’ knowledge” or “to the knowledge of the Seller Parties” shall mean the knowledge of the Shareholders and any manager, officer or executive employee of the Seller or Seller Parent, including facts of which managers, officers and/or executive employees, in the reasonably prudent exercise of their duties, should be aware.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Leased Real Property” is defined in Section 2.11(a).

“Liens” is defined in Section 1.1(a).

“Losses” is defined in Section 7.1(b).

“Material Adverse Effect” means any material adverse change in or effect (financial or other), or any event or circumstance that would reasonably likely have a material adverse change in or effect (financial or other), on the any of the Business, the Purchased Assets or the results of operations, liabilities, property, prospects or financial condition of the Seller.

“Material Contract” is defined in Section 2.9(b).

“Memorandum of Understanding” means the Memorandum of Understanding by and between Peak PACE and the Purchaser substantially in the form as Exhibit D hereto.

“Noncompete Period” is defined in Section 4.4(a).

“Operating Agreement” means the Operating Agreement of the Seller, dated as of July 1, 2012.

“Parent” is defined above in the preamble.

“Parent Stock” means non-voting common stock, par value $0.0001 per share, of Parent.

“PCBs” is defined in Section 2.18.

“Peak PACE” means Peak PACE Solutions, LLC, a Colorado limited liability company.

“Permits” is defined in Section 2.15(a).

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Principal Representations” is defined in Section 7.1(b).

“Purchased Accounts Receivable” is defined in Section 1.1(a)(xiii).

“Purchased Assets” is defined in Section 1.1(a).

“Purchase Price” is defined in Section 1.2(a).

“Purchaser” is defined above in the preamble.

“Purchaser Indemnifiable Claims” is defined in Section 7.1(c).

“Purchaser Indemnitees” is defined in Section 7.1(b).

“Referral Agreement” means the Referral Agreement by and between Altitude Edge, Peak PACE, the Purchaser and Parent substantially in the form as Exhibit E hereto.

“Retained Liability” is defined in Section 1.4(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined above in the preamble.

“Seller Indemnifiable Claims” is defined in Section 7.1(b).

“Seller Indemnitees” is defined in Section 7.1(c).

“Seller Parent” is defined above in the preamble.

“Seller Parties” is defined above in the preamble.

“Shareholders” is defined above in the preamble.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes (including any attached schedules), including any claims for refunds of Taxes, any information returns, any amended returns, any declarations of estimated Tax and any amendments or supplements of any of the foregoing.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Consulting Agreement, the Employment Agreement, the Memorandum of Understanding, the Referral Agreement and any other certificate, instrument or document executed by any of the parties hereto in connection herewith.

2.                                      Representations and Warranties of the Seller Parties.  The Seller Parties hereby represent and warrant to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit F to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the date hereof and as of the Closing.  The Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2.

2.1                               Organization, Good Standing, Corporate Power and Qualification.  The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Seller is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

2.2                               Ownership.

(a)                                 Immediately prior to the Closing, the authorized and outstanding membership interests of the Seller are as set forth on Section 2.2(a) of the Disclosure Schedule, and Schedule 2.2(a) of the Disclosure Schedule sets forth a capitalization table of the Seller as of immediately prior to the Effective Date, on an as-converted, Fully-Diluted Basis.  Such capitalization table identifies by name and number of securities owned and each holder of the Seller’s outstanding securities.  The membership interests of the Seller are owned of record and beneficially by Seller Parent and the Shareholders free and clear of all Liens.  For purposes of this Agreement, “Fully-Diluted Basis” means all Capital Interests issued and outstanding (including, all vested, unvested, earned or unearned Capital Interests, whether subject to time, milestone or other contractual provisions with respect thereto), and any and all Capital Interests issuable assuming the conversion, exchange or exercise of all outstanding options, warrants and any other security directly or indirectly convertible into or exercisable for Capital Interests.

(b)                                 Other than the Capital Interests as set forth in Section 2.2(a) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restrictions, agreements, undertakings or obligations of any kind relating to any securities of any of the Seller, including the purchase, sale, acquisition, issuance or grant from any of the Seller of any of their securities.

(c)                                  The Seller is not under any obligation, and has not granted any rights, to register any of its securities (whether presently outstanding or that may hereafter be issued).  Except as contemplated in the Operating Agreement, no member of the Seller has entered into any agreement with respect to the voting or transfer of equity securities of the Seller.

(d)                                 All issued and outstanding Capital Interests (i) have been duly authorized and validly issued and (ii) were issued in accordance with all applicable Laws, including, without limitation, the registration requirements of the Securities Act, and applicable state securities Laws (such state securities Laws, together with the Securities Act, the “Acts”) or pursuant to an exemption from such registration requirements.

(e)                                  The Seller does not have, and from and after the Closing will not have (except as set forth in the Operating Agreement), any obligation (contingent or otherwise) to purchase or redeem any of its membership interests.

2.3                               Subsidiaries.  The Seller does not own any capital stock, equity or similar interest or other proprietary interest, directly or indirectly, in any other Person.

2.4                               Authorization.  Each Seller Party has the requisite power and authority to (a) execute and deliver the Transaction Documents to which it is or will be a party, (b) perform the transactions contemplated by this Agreement to be performed by it and (c) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is or will be a party.  Such execution, delivery and performance by each Seller Party have been duly authorized by all necessary corporate or other action, including approval by Seller Parent and the Shareholders.  Each Transaction Document executed and delivered by each Seller Party has been duly executed and delivered by such Seller Party and constitutes a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

2.5                               Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, except as set forth in Section 2.5 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Entity is required in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement.

2.6                               Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to any of the Seller Parties’ knowledge, currently threatened (i) against the Seller Parties or any officer, manager or employee of the Seller; (ii) that questions the validity of this Agreement or the right of the Seller Parties to enter into it, or to consummate the transactions contemplated by this Agreement; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Seller Parties nor, to the Seller Parties’ knowledge, any of the officers, managers or employees of the Seller, is a party or is named as subject to the provisions of any Governmental Order (in the case of officers, directors or employees, such as would affect the Seller).  There is no action, suit, proceeding or investigation by the Seller Parties pending or which any of the Seller Parties intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Seller Parties) involving the prior employment of any of the Seller’s employees, their services provided in connection with the Business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.7                               Intellectual Property.  Except as set forth in Section 2.7(a) of the Disclosure Schedule:

(a)                                 The Seller owns, or is licensed or otherwise possesses enforceable rights to use, all Intellectual Property used in or necessary for the conduct of the Business as currently conducted and as proposed to be conducted.  There are no claims or demands pending by any other person or entity pertaining to any of such Intellectual Property nor, to the knowledge of any of the Seller Parties, is there a claim or demand threatened, and no proceedings have been instituted or, to the knowledge of any of the Seller Parties, threatened which challenge the rights of the Seller with respect to such Intellectual Property.

(b)                                 With respect to Intellectual Property that is owned by the Seller, all such Intellectual Property is owned free and clear of Liens. All patents, patent applications, provisional patents, trademarks, trademark applications, trademark registrations, service marks, service work applications, service mark registrations and registered copyrights which are owned by the Seller are listed in Section 2.7(b) of the Disclosure Schedule. All such patents, patent applications, provisional patents, trademarks, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other jurisdictions as identified in Section 2.7(b) of the Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of Law and administrative regulations of the United States and each such jurisdiction.

(c)                                  All licenses or other agreements under which the Seller is granted rights in Intellectual Property of any third Person are listed in Section 2.7(c) of the Disclosure Schedule.  All such licenses or other agreements are in full force and effect. There is no default by the Seller or to the knowledge of any of the Seller Parties by any other party thereto, and all of the rights of the Seller thereunder are transferable without restriction or royalty of any kind (including, without limitation, to any successor-in-interest as a result of a merger, consolidation, asset sale or similar transaction resulting in a change of control).  To the Seller Parties’ knowledge, the licensors under such licenses and other agreements have and, at the time of the grant of such licenses or agreements, had all requisite power and authority to grant the rights purported to be conferred thereby. The execution, delivery and performance of this Agreement, and the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities pursuant hereto will not, with or without the passage of time or giving of notice or both, impair or otherwise affect the rights of the Purchaser following the Closing under any such license or agreement.

(d)                                 All licenses or other agreements under which the Seller has granted rights to others in its Intellectual Property are listed in Section 2.7(d) of the Disclosure Schedule.  All such licenses or other agreements are in full force and effect, there is no default by the Seller or to the Seller Parties’ knowledge by any other party thereto, and all of the rights of the Seller thereunder are freely transferable without restriction or royalty of any kind (including, without limitation, to any successor-in-interest as a result of a merger, consolidation, asset sale or similar transaction resulting in a change of control). The execution, delivery, and performance of this Agreement, and the purchase and sale the Purchased Assets and assumption of the Assumed Liabilities pursuant hereto will not, with or without the passage of time or giving of notice or both, impair or otherwise affect the rights of the Purchaser following the Closing under any such license or agreement.

(e)                                  The Seller has taken all commercially reasonable measures required to establish and preserve its ownership of all Intellectual Property developed by, or on behalf of, the Seller.  The Seller has required all current and prior employees and all consultants and independent contractors having access to, or who were involved in the development of, any of the Intellectual Property owned or developed by the Seller, to execute agreements that provide valid written assignment of all inventions and developments conceived or created by them in the course of their employment or services, and to the Seller Parties’ knowledge all such persons or entities are in compliance with such agreements.  None of the Seller Parties has any knowledge of any infringement by others of any of its Intellectual Property.  To each of the Seller Parties’ knowledge, it is not and will not be necessary to use any inventions of any of its employees (or persons it intends to hire) made prior to their employment by the Seller. All current and all former employees and all consultants and independent contractors hired by the Seller have agreed to maintain the confidentiality of all confidential and proprietary information of the Seller and of any information of third parties received by the Seller under an obligation of confidentiality.

(f)                                   The Seller has not infringed, does not infringe and, by conducting the Business as currently conducted or as proposed to be conducted, will not infringe or unlawfully or wrongfully use the Intellectual Property of any third person or entity.  No proceeding charging the Seller with infringement of any Intellectual Property of any third Person has been filed or, to each of the Seller Parties’ knowledge, is threatened to be filed.  To each of the Seller Parties’ knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by the current products of the Seller as currently conducted.

(g)                                  To the Seller Parties’ knowledge, the Seller is not making unauthorized use of any confidential information or trade secrets of any person or entity, including without limitation, to each of the Seller Parties’ knowledge, any former employer of any past or present employee of the Seller.

2.8                               Compliance with Laws and Other Instruments.  The Seller is not in violation or default (a) of any provisions of the Operating Agreement or its articles of organization, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement or contract to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule.  The Seller is not in material violation or default of any provision of any Laws applicable to the Seller.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any Purchased Assets or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Business.

2.9                               Agreements.

(a)                                 Section 2.9(a) of the Disclosure Schedule lists all agreements, understandings, arrangements or other commitments to which the Seller is a party or by which it is bound, (i) that are terminable without the consent of the Seller and that, if terminated, would reasonably be likely to have a Material Adverse Effect on the Seller, or (ii) that involve or may involve (A) obligations (contingent or otherwise) of the Seller, or payments to the Seller, in each case in excess of $25,000, (B) the license of any Intellectual Property by the Seller to any third party or by a third party to the Seller, other than licenses of the Seller’s software and products on a non-exclusive basis in the ordinary course of business, (C) provisions restricting or affecting the Seller’s products or services, (D) indemnification by the Seller with respect to infringement of proprietary rights, (E) a potential strategic transaction or sale of the Seller, or (F) any other agreement, understanding or instrument to which the Seller is a party or by which it is bound that is material to the Business.

(b)                                 Each agreement, understanding, arrangement or other commitment which is required to be set forth in Section 2.9(a) of the Disclosure Schedule, (each, a “Material Contract”), is in full force and effect and is valid, binding and enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by general principles of equity that restrict the availability of equitable remedies. The Seller Parties have furnished to the Purchaser complete and correct copies of all such Material Contracts.

(c)                                  Neither the Seller nor to the Seller Parties’ knowledge any other party is in violation or default under any Material Contract and, to each of the Seller Parties’ knowledge, no event has occurred which with notice, lapse of time or both would constitute a violation or default thereunder.  The execution, delivery and performance of this Agreement, and the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities pursuant hereto will not, with or without the passage of time or giving of notice or both, result in any such violation, or be in conflict with or constitute a default under any Material Contract.

2.10                        Certain Transactions.

(a)                                 Other than (i) customary employee benefits generally made available to all employees, and (ii) as set forth in Section 2.10(a) of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Seller and any of its members, directors, officers, managers, consultants or employees, or any Affiliate thereof.

(b)                                 The Seller is not indebted, directly or indirectly, to any of its members, directors, managers, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business.  None of the Seller’s members, directors, managers, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Seller or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Seller’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Seller is affiliated or with which the Seller has a business relationship, or any firm or corporation which competes with the Business except that managers, officers or employees or any members of their immediate families may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Business or (iii) financial interest in any contract with the Seller.

2.11                        Real Property and Personal Property; Purchased Assets.

(a)                                 The Seller does not own any real property.  All real property leased by the Seller (the “Leased Real Property”) is identified in Section 2.11(a) of the Disclosure Schedule.  The schedule of Leased Real Property set forth in Section 2.11(a) of the Disclosure Schedule is a complete, accurate and correct list of the Seller’s Leased Real Property.  Each of the leases for the Leased Real Property set forth in Section 2.11(a) of the Disclosure Schedule is in full force and effect and has not been modified, amended or altered, in writing or otherwise.  Neither the Seller, nor to the knowledge of any of the Seller Parties, any other party thereto is in default under any of such leases, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to a default.  There exists no pending or, to any the Seller Parties’ knowledge, threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of the Leased Real Properties.  To any of the Seller Parties’ knowledge, there are no circumstances that would entitle any Governmental Entities or other Person to take possession or otherwise restrict use, possession or occupation of any Leased Real Property.  The use and operation of the Leased Real Properties by the Seller is in compliance with all applicable Laws, including, without limitation, all applicable building codes, environmental, zoning, subdivision and land use laws.  None of the Seller Parties has received notice from any Governmental Entities advising it of a violation (or an alleged violation) of any such laws or regulations.

(b)                                 All of the personal property and assets of the Seller are in good working condition, ordinary wear and tear excepted. With respect to the personal property and assets it leases, the Seller is in compliance with such leases and holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets. The Financial Statements reflect all personal property and assets of the Seller (other than assets disposed of in the ordinary course of business since December 31, 2013).

(c)                                  The Seller has title to all of the Purchased Assets free and clear of all Liens, except for statutory liens for the payment of current taxes that are not yet delinquent and Liens that arise in the ordinary course of business and do not materially impair the Seller’s ownership or use of such property or assets.  The Purchased Assets will furnish the Purchaser with all of the capacity and rights to produce, license, develop, use, sell, distribute, install and service the products and to perform the same services in the same manner as presently being produced, licensed, developed or performed by the Seller and as currently contemplated to be produced, licensed, developed or performed by the Seller.  The Purchased Assets represent all assets used in and necessary to conduct, and are sufficient to conduct, the Business as currently conducted and as proposed to be conducted.  The Seller currently maintains good working relationships with all of the material customers of the Business, none of such customers has given any Seller Party notice terminating, canceling or reducing or threatening to terminate, cancel or reduce any agreement or relationship with the Business, and no Seller Party is aware of any intention of any such customer to terminate or materially reduce the amount of products or services purchased from the Business.

2.12                        Financial Matters.

(a)                                 The Seller Parties have delivered to the Purchaser (i) the Seller’s unaudited financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 and for the interim period from January 1, 2014 to March 31, 2014 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles, applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles.  The Financial Statements fairly present in all material respects the financial condition and results of operations of the Seller as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments which are not material. Except as set forth in the Financial Statements, the Seller does not have material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2014 and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in all such cases, individually and in the aggregate are not material.  The Seller maintains and will continue to maintain a standard system of accounting established and administered in accordance with United States generally accepted accounting principles.

(b)                                 Except as set forth on Section 2.12(b) of the Disclosure Schedule, since December 31, 2013, the Seller has not made any distributions to any of its members with respect to any Capital Interests.

2.13                        Changes.  Except as set forth on Section 2.13 of the Disclosure Schedule, the Seller has been operating the Business in the ordinary course consistent with past practice, and since December 31, 2013 there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of the Seller from that reflected in the Financial Statements, except changes in the ordinary course of business;

(b)                                 any damage, destruction or loss, whether or not covered by insurance, in excess of $25,000;

(c)                                  any waiver or compromise by Seller of a valuable right or of a material debt owed to it;

(d)                                 any satisfaction or discharge of any Lien or payment of any obligation by the Seller, except in the ordinary course of business and the satisfaction or discharge of which would not reasonably be expected to be material;

(e)                                  any change to a Material Contract;

(f)                                   any material change in any compensation arrangement or agreement with any employee, officer, member or interestholder;

(g)                                  any resignation or termination of employment of any officer or employee of the Seller;

(h)                                 any mortgage, pledge, transfer of a security interest in, or Lien, created by the Seller, with respect to any of its material properties or assets, except Liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Seller’s ownership or use of such property or assets;

(i)                                     any loans or guarantees made by the Seller to or for the benefit of its employees, officers, directors or managers, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)                                    any incurrence of Indebtedness;

(k)                                 any sale, assignment or transfer of any Intellectual Property;

(l)                                     any sale, assignment or transfer of any assets of the Seller other than in the ordinary course of its business;

(m)                             any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Business;

(n)                                 to each of the Seller Parties’ knowledge, any other event or condition of any character, that would reasonably be expected to result in a Material Adverse Effect; or

(o)                                 any arrangement or commitment by the Seller to do any of the things described in this Section 2.13.

2.14                        Employee Matters.

(a)                                 Section 2.14(a) of the Disclosure Schedule sets forth a detailed, true and correct description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Seller who received compensation in excess of $50,000 for the fiscal year ended December 31, 2013 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2014.  Section 2.14(a) of the Disclosure Schedule sets forth all employment agreements entered into by the Seller, and the Seller Parties have made available to the Purchaser a true and correct copy of each such employment agreement.  Each such agreement is in full force and effect and is valid, binding and enforceable in accordance with its terms and neither the Seller nor to the Seller Parties’ knowledge any employee is in violation or default under any such agreements and, to the Seller Parties’ knowledge, no event has occurred which with notice, lapse of time or both would constitute a violation or default thereunder.

(b)                                 To the Seller Parties’ knowledge, none of the Seller’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Governmental Order, that would materially interfere with such employee’s ability to promote the interest of the Seller or that would conflict with the Business.  To the Seller Parties’ knowledge, each employee devotes substantially all of the employees professional time, attention, diligence and effort to further the Business and promote the success of the Seller and no such employee is currently involved or proposes to be involved in any other business venture, whether or not competitive with the Business.  Neither the execution or delivery of this Agreement, nor the carrying on of the Business by the employees of the Seller, nor the conduct of the Business as now conducted and as presently proposed to be conducted, will, to the knowledge of the Seller Parties, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)                                  The Seller is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof, any amounts required to be reimbursed to such employees, consultants or independent contractors, or any social welfare and housing fund contribution required to be paid for such employees. The Seller has complied in all material respects with all applicable equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining.  The Seller withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Seller and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)                                 To the Seller Parties’ knowledge, no employee whose employment is material to the Business intends to terminate employment with the Seller or is otherwise, for any reason, likely to become unavailable to continue as a employee, nor does the Seller have a present intention to terminate the employment of any of the foregoing.  The employment of each employee of the Seller is terminable at the will of the Seller.  Except as required by law, the Seller does not have any obligation, including with respect to severance, continued benefits or any other payment, to any employee upon termination of employment.  The Seller does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)                                  Section 2.14(e) of the Disclosure Schedule sets forth all grants of options or Capital Interests, and the terms thereof, to all directors, officers, employees, managers and consultants of the Seller.  No equity incentive awards have been granted to any director, officer, employees, manager or consultant of the Seller except as set forth in Section 2.14(e) of the Disclosure Schedule.  All grants of option or Capital Interests are and have at all times been in compliance with all applicable Laws.

(f)                                   The Seller does not maintain or contribute to any employee benefit plan, pension plan, interest option, bonus or incentive plan, severance pay policy or agreement, statutory deferred compensation agreement, or any similar plan or agreement (an “Employee Benefit Plan”) other than the Employee Benefit Plans identified in Section 2.14(f) of the Disclosure Schedule.  No other corporation, trade or business exists which would be treated together with the Seller as a single “employer” under the provisions of Section 414(b), (c), (m) or (o) of the Code). Each Employee Benefit Plan has been and is currently administered in compliance with its constituent documents and all reporting, disclosure and other requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code and any other Law applicable to such Employee Benefit Plan. There are no unfunded obligations of the Seller under any retirement, pension, profit-sharing, deferred compensation plan or similar program, and any employee contributions withheld from payroll have been timely and fully contributed to the appropriate Employee Benefit Plan as required under applicable Law.  The Seller is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or any applicable labor relations Law.  The Seller does not maintain or contribute to and, to each of the Seller Parties’ knowledge, has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees (other than continuation coverage, at the maximum applicable premium permitted to be charged by the Seller, required under Section 4980B of the Code, or Section 601 of the ERISA).

(g)                                  Any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Seller is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Seller Parties, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h)                                 The Seller is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract,

commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Seller Parties, has sought to represent any of the employees, representatives or agents of the Seller.  There is no strike or other labor dispute involving the Seller pending, or to the Seller Parties’ knowledge, threatened, nor are any of the Seller Parties aware of any labor organization activity involving the employees of the Seller.

2.15                        Certain Regulatory Matters.

(a)                                 The Seller holds all permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals, clearances and other authorizations from Governmental Entities which are required for the conduct of the Business (collectively, the “Permits”), and all periodic reports required to be filed with respect thereto are accurate and complete in all material respects.  The Seller is not in default in any material respect under any Permit.

(b)                                 Except as set forth in Section 2.15(b) of the Disclosure Schedule, no Governmental Entity has issued any notice, warning letter, regulatory letter, untitled letter or other communication or correspondence to the Seller Parties, alleging that the Seller or any Affiliate of the Seller is or was in violation of any law, regulation, rule, ordinance, clearance, approval, permission, authorization, consent, exemption, guidance or guideline applicable to the activities conducted by the Seller, or alleging that the Seller or any Affiliate was or is the subject of any pending, threatened or anticipated administrative agency or Governmental Entity investigation, proceeding, review or inquiry related to such activities, or that there are circumstances currently existing which might reasonably be expected to lead to any loss of or refusal to renew any of the Permits.

(c)                                  Except as set forth in Section 2.15(c) of the Disclosure Schedule, the Seller has timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed by it with the any Governmental Entity, and all amendments or supplements to any of the foregoing and has paid all fees and assessments due and payable in connection therewith.  The information contained in such declarations, reports, notices, forms and other filings was at the time of filing and is complete and accurate in all material respects, and timely amendments were filed, as necessary, to correct or update any information reflected in such declarations, reports, notices, forms and other filings.

(d)                                 All of the employees of the Seller who are required to be licensed or registered to conduct the Business are duly licensed or registered in each jurisdiction and with each Governmental Entity in which or with which such licensing or registration is so required and such registrations are in full force and effect.

(e)                                  The Seller has not, and to the knowledge of the Seller Parties’, no officer, director, employee or representative of the Seller on behalf of the Seller, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign Law.

2.16                        Tax Returns and Payments.  There are no federal, state, county, local or foreign Taxes dues and payable by the Seller which have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign Taxes of the Seller which are due, whether or not assessed or disputed.  There have been no examinations or audits of any Tax returns or reports by any applicable federal, state, local or foreign Governmental Entity.  The Seller has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year, and each such Tax Return is complete and correct.  At all times since its formation, for U.S. federal income Tax purposes and applicable state and local income and franchise Tax purposes, the Seller has been a limited liability company.

2.17                        Insurance.  Section 2.17 of the Disclosure Schedule sets forth a true and complete list of all insurance policies owned or held by the Seller. Such policies afford coverage to the Seller in amounts and against all risks customarily insured against by Persons possessing similar assets or operating similar businesses in similar locations.  All such policies are in full force and effect with extended coverage, all premiums with respect thereto have been paid to the extent due and payable, and no notice of cancellation, termination, non renewal or material increase in premiums with respect to any such policy has been received, or to the Seller Parties’ knowledge is expected to be received, by the Seller.  Any claims made against any insurance policies of the Seller are described in Section 2.17 of the Disclosure Schedule.

2.18                        Environmental and Safety Laws.  (a) The Seller is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Seller Parties’ knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Seller; (c) there have been no Hazardous Substances generated by the Seller that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Seller, except for the storage of hazardous waste in compliance with Environmental Laws.  The Seller Parties have made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

For purposes of this Section 2.18, “Environmental Laws” means any law, regulation or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

2.19                        Completeness of Disclosure.  No representation or warranty by the Seller Parties in this Agreement, and no statement made by the Seller Parties in the Disclosure Schedule, or any certificate or other document furnished or to be furnished to the Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the Disclosure Schedule, there are no facts or circumstances of which the Seller Parties are aware that could be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.                                      Representations and Warranties of the Purchaser and Parent.  The Purchaser and Parent hereby represent and warrant to the Seller Parties that:

3.1                               Organization, Good Standing, Corporate Power and Qualification.  The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted.  Parent is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2                               Ownership.

(a)                                 Immediately prior to the Closing, the authorized and outstanding shares of capital stock of Parent are as set forth on Schedule 3.2(a).

(b)                                 Except as set forth on Schedule 3.2(b), there are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restrictions, agreements, undertakings or obligations of any kind relating to any securities of Parent.

(c)                                  Except as set forth on Schedule 3.2(c), Parent is not under any obligation, and has not granted any rights, to register any of its securities (whether presently outstanding or that may hereafter be issued), and Parent has not entered into any agreement with respect to the voting or transfer of equity securities of Parent.

(d)                                 All issued and outstanding shares of Parent Stock (i) have been duly authorized and validly issued and (ii) were issued in accordance with all applicable Laws, including, without limitation, the registration requirements of the Acts, or pursuant to an exemption from such registration requirements.

(e)                                  When issued in compliance with the provisions of this Agreement, the shares of Parent Stock to be issued to the Seller will be (i) validly issued, (ii) issued in compliance with applicable Laws and (iii) free of any Liens; provided, however, that the shares of Parent Stock may be subject to restrictions on transfer under state and/or federal securities Laws.

(f)                                   Parent does not have, and from and after the Closing will not have, any obligation (contingent or otherwise) to purchase or redeem any of its shares of capital stock.

3.3                               Authorization.  Each of the Purchaser and Parent has the requisite power and authority to (a) execute and deliver the Transaction Documents to which it is or will be a party, (b) perform the transactions contemplated by this Agreement to be performed by it and (c) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is or will be a party.  Such execution, delivery and performance by the Purchaser and Parent have been duly authorized by all necessary corporate or other action.  Each Transaction Document executed and delivered by the Purchaser and Parent has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

4.                                      Certain Covenants.

4.1                               Further Assurances.  The Seller Parties, the Purchaser and Parent agree that, from time to time before and after the Closing Date, they will execute and deliver such further instruments, and take such other action as may be reasonably necessary or desirable to carry out the purposes and intents of this Agreement.  The Seller Parties shall cooperate as reasonably requested by the Purchaser or Parent to facilitate the transactions contemplated herein.

4.2                               Tax Matters.  Following the Closing, the Seller Parties shall pay, or shall reimburse the Purchaser for, any unpaid Tax imposed on or relating to the Seller, the Business or the Purchased Assets with respect to any Tax period or portion thereof ending on or prior to the Closing Date.

4.3                               Liens.  The Seller Parties shall have caused, prior to the Effective Date, all Liens in and upon any of the Purchased Assets to be released, in form and substance reasonably satisfactory to the Purchaser.

4.4                               Restrictive Covenants.

(a)                                 In consideration of the benefits received in connection with the transactions contemplated hereby, and such other good and valuable consideration, the receipt and sufficiency of which is acknowledged, (i) each Seller Party agrees that, for the period beginning on the Effective Date and ending five years after the Effective Date (the “Noncompete Period”), such Seller Party shall not, and shall cause Altitude Edge and Peak PACE not to, directly or indirectly own, manage, control, participate in, consult with, render services for, operate or in any manner engage (including individually or in association with any Person) in any business anywhere in the world that, directly or indirectly, has as a business purpose or conducts any activity which is or may reasonably be construed to be competitive with the business of Parent, the Purchaser or any of their Subsidiaries as conducted at any time prior to or during the Noncompete Period, and (ii) each of Parent and the Purchaser agrees that, for the Noncompete Period, each of Parent and the Purchaser shall not directly or indirectly own, manage, control, participate in, consult with, render services for, operate or in any manner engage (including individually or in association with any Person) in any business anywhere in the world that, directly or indirectly, has as a business purpose or conducts any activity which is or may reasonably be construed to be competitive with the businesses of Altitude Edge or Peak PACE as currently conducted.

(b)                                 During the Noncompete Period, each Seller Party shall not directly or indirectly (whether individually or through another Person) (i) call on or solicit any Person who or which is, at that time, or has been within two years prior thereto, a customer of Parent, the Purchaser or any of their Subsidiaries; (ii) solicit the employment of or hire any Person who at the time of such solicitation or hiring or who within one year prior thereto, is or was employed by Parent, the Purchaser or any of their Subsidiaries on a full or part-time basis; (iii) on such Seller Party’s behalf, or on behalf of any competitor, call upon any Person as a prospective acquisition candidate who was, to the knowledge of such Seller Party, either called upon by Parent, the Purchaser or any of their Subsidiaries as a prospective acquisition candidate or was the subject of an acquisition analysis by Parent, the Purchaser or any of their Subsidiaries; or (iv) disparage, defame or discredit Parent, the Purchaser or any of their Subsidiaries or engage in any activity which would have the effect of disparaging, defaming or discrediting Parent, the Purchaser or any of their Subsidiaries.

(c)                                  Each Seller Party acknowledges that the restrictions contained in this Section 4.4 are reasonable and necessary to protect the legitimate interests of Parent, the Purchaser and their Subsidiaries.  Each Seller Party acknowledges that any violation of this Section 4.4 will result in irreparable injury to Parent, the Purchaser and their Subsidiaries and agrees that Parent and the Purchaser shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.4 by such Seller Party, which rights shall be cumulative and in addition to any other rights or remedies to which Parent or the Purchaser may be entitled.

(d)                                 Each of Parent and the Purchaser acknowledges that the restrictions contained in this Section 4.4 are reasonable and necessary to protect the legitimate interests of the Shareholders.  Each of Parent and the Purchaser acknowledges that any violation of this Section 4.4 will result in irreparable injury to the Shareholders and agrees that the Shareholders shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.4 by Parent or the Purchaser, which rights shall be cumulative and in addition to any other rights or remedies to which the Shareholders may be entitled.

(e)                                  In the event that any covenant contained in this Section 4.4 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 4.4 and each provision thereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4.5                               Accounts Receivable; Expenses.

(a)                                 From and after the Closing, (i) if any of the Seller Parties or any of their Affiliates receive or collect any funds relating to any Purchased Accounts Receivable, such Seller Party or its Affiliate shall remit any such amounts to the Purchaser within five (5) days after the day on which such Seller Party or its Affiliate receives such sum, and (ii) if any of the Purchaser, Parent or any of their Affiliates receive or collect any funds relating to any Excluded Accounts Receivable, the Purchaser, Parent or its Affiliate shall remit any such amounts to the Seller within five (5) days after the day on which the Purchaser, Parent or its Affiliate receives such sum.

(b)                                 Within fifteen (15) days following the Closing, the Seller shall prepare and deliver to the Purchaser an invoice for all expenses of the Business related to the period from April 1, 2014 through the day prior to the Closing Date, less any Purchased Accounts Receivable that have been collected by the Seller prior to the Closing (the “Expense Statement”), which shall be paid by the Purchaser within ten (10) days of its receipt unless any amounts on such Expense Statement are disputed by the Purchaser, in which case the parties shall work in good faith to resolve such disputes and if they are unable to do so such disputes will be resolved pursuant to Section 7.13.

5.                                      Conditions to the Purchaser’s and Parent’s Obligations at Closing.  The obligations of the Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities and of Parent to issue the Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1                               Bill of Sale, Assignment and Assumption Agreement.  The Seller shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement.

5.2                               Employment Agreement.  The Key Employee shall have executed and delivered the Employment Agreement.

5.3                               Altitude Edge and Peak PACE Agreements.  The Purchaser shall have received the Consulting Agreement, the Memorandum of Understanding and the Referral Agreement, each duly executed by Altitude Edge and Peak PACE, as applicable.

5.4                               No Material Adverse Change.  There shall have been no event that has had, or would be reasonably expected to have, a Material Adverse Effect.

5.5                               Secretary’s Certificate.  The Secretary of the Seller shall have delivered to the Purchaser at the Closing a certificate certifying (a) the articles of organization and Operating Agreement of the Seller, (b) true and complete copies of all resolutions adopted by the managers and members of the Seller authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (c) the incumbency and specimen signature of each officer of the Seller executing this Agreement and the other agreements and documents delivered pursuant to this Agreement, and a certification by another officer of the Seller as to the incumbency and signature of the Secretary of the Seller.

5.6                               Good Standing. The Purchaser shall have received a certificate confirming the good standing of the Seller in its jurisdiction of formation.

5.7                               FIRPTA Certificate.  The Purchaser shall have received from the Seller a certificate of non-foreign status meeting the requirements of Treasury Regulation section 1.1445-2(b)(2).

5.8                               Joinder to Stockholders Agreement.  Parent shall have received a joinder to the Amended and Restated Stockholders Agreement of Parent, dated as of June 28, 2013, duly executed by the recipient of shares of Parent Stock pursuant to Section 1.2, in form and substance satisfactory to Parent.

5.9                               Other Instruments.  The Purchaser shall have received from the Seller Parties such other instruments of conveyance and transfer, in form reasonably satisfactory to the Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, the Purchaser all of the Seller’s right, title and interest in and to the Purchased Assets, and simultaneously with such deliveries, all such steps will be taken by the Seller as may be required to put the Purchaser in actual possession and operating control of the Purchased Assets.

5.10                        Regulatory Approvals.  All authorizations, approvals and permits, if any, of any Governmental Entity or regulatory body of the United States or of any state that are required to be obtained, in connection with the transactions contemplated by this Agreement shall have been duly obtained and shall be effective.

6.                                      Conditions of the Seller Parties’ Obligations at Closing.  The obligations of the Seller Parties to sell the Purchased Assets to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1                               Bill of Sale, Assignment and Assumption Agreement.  The Seller shall have received a duly executed copy of the Bill of Sale, Assignment and Assumption Agreement.

6.2                               Employment Agreement.  The Key Employee shall have received a duly executed copy of the Employment Agreement.

6.3                               Altitude Edge and Peak PACE Agreements.  The Seller shall have received the Consulting Agreement, the Memorandum of Understanding and the Referral Agreement, each duly executed by the Purchaser and Parent, as applicable.

6.4                               Regulatory Approvals.  All authorizations, approvals or permits, if any, of any Governmental Entity or regulatory body of the United States or of any state that are required in connection with the transactions contemplated by this Agreement shall be obtained and effective.

7.                                      Miscellaneous.

7.1                               Survival; Indemnification of the Purchaser and Parent.

(a)                                 The representations, warranties, covenants and agreements made in this Agreement, the Schedules and Exhibits hereto and in any other agreement, certificate, document or instrument furnished in connection with the Closing shall survive the Closing and shall in no way be affected by any investigation or knowledge of the subject matter of any such investigation made by or on behalf of the Purchaser, Parent or the Seller Parties.

(b)                                 The Seller Parties hereby agree to jointly and severally hold harmless, defend and indemnify the Purchaser, Parent, their Affiliates and each of their respective partners, executive officers, directors, employees, stockholders, members, agents and representatives (collectively, referred to as the “Purchaser Indemnitees”) against any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses) (“Losses”), whether or not arising out of third-party claims, based upon, or arising out of, or relating to, (i) any inaccuracy in, or any breach by any of the Seller Parties of any representation or warranty or other statement contained in Sections 2.1 (Organization), 2.2 (Ownership), 2.3 (Subsidiaries), 2.4 (Authorization), 2.5 (Governmental Consents and Filings), 2.7 (Intellectual Property), 2.8 (Compliance with Laws and Other Instruments), 2.10 (Certain Transactions), 2.11(c) (Purchased Assets), 2.15 (Employee Matters), 2.17 (Tax Returns and Payments) and 2.19 (Environmental and Safety Laws) (together the “Principal Representations”), the Schedules or Exhibits hereto or any other agreement, certificate, document or instrument furnished pursuant to any of the Principal Representations in connection with the Closing, (ii) any breach by any of the Seller Parties of any covenant set forth in this Agreement, the Schedules or Exhibits hereto or any other agreement, certificate, document or instrument delivered in connection with the Closing, or (iii) the Retained Liabilities (collectively, the “Seller Indemnifiable Claims”).

(c)                                  The Purchaser and Parent hereby agree to jointly and severally hold harmless, defend and indemnify the Seller Parties and their Affiliates and each of their respective partners, executive officers, directors, employees, stockholders, members, agents and representatives (collectively, referred to as the “Seller Indemnitees”) against any and all Losses, whether or not arising out of third-party claims, based upon, or arising out of, or relating to, (i) any inaccuracy in, or any breach by any of the Purchaser or Parent of any representation or warranty or other statement contained in this Agreement, the Schedules or Exhibits hereto or any other agreement, certificate, document or instrument delivered in connection with the Closing, or (ii) any breach by the Purchaser or Parent of any covenant set forth in this Agreement, the Schedules or Exhibits hereto or any other agreement, certificate, document or instrument delivered in connection with the Closing (collectively, the “Purchaser Indemnifiable Claims”).

(d)                                 The Indemnifying Party shall reimburse, promptly following request therefor, all expenses incurred by an Indemnified Party in connection with any Indemnifiable Claim, including, without limitation, any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, any Indemnifiable Claim.

(e)                                  The rights to indemnification set forth in this Section 7.1 are in addition to, and not in limitation of, all rights and remedies to which the parties hereto may be entitled. All remedies provided under this Agreement, by Law or otherwise afforded to any party, shall be cumulative and not alternative.

(f)                                   The Purchaser shall have the right to set off any amounts to which it may be entitled in connection with a Seller Indemnifiable Claim against any amounts otherwise payable to the Seller pursuant to Section 1.2.

7.2                               Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations, in whole or in part, under this Agreement without the prior written consent of the other parties hereto except that the Purchaser may assign or delegate its rights and obligations under this Agreement, in whole or in part, to an Affiliate formed for the purposes of the transactions contemplated by this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3                               Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7.4                               Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile or “.pdf” signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.7.  If notice is given to any of the Seller Parties, a copy shall also be sent to Kristofer M. Simms, Caplan and Earnest LLC, 1800 Broadway, Suite 200, Boulder, CO, 80302, Facsimile: 303.440.3967, and if notice is given to the Purchaser or Parent, a copy shall also be given to Stephen M. Goodman, Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, Facsimile: 215.963.5001.

7.7                               No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with this transaction.  Each of the Purchaser and Parent agree to indemnify and to hold harmless the Seller Parties from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or Parent or any of their respective officers, employees or representatives is responsible.  The Seller Parties agree to indemnify and hold harmless the Purchaser and Parent from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which any of the Seller Parties is responsible.

7.8                               Fees and Expenses.  Except as provided above or as otherwise expressly provided herein, the Purchaser, Parent and the Seller Parties shall pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

7.9                               Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Seller Parties, on the one hand, and the Purchaser and Parent, on the other hand.  Any amendment or waiver effected in accordance with this Section 7.9 shall be binding upon the Purchaser, Parent and each Seller Party.

7.10                        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11                        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.12                        Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.13                        Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.14                        Publicity.  The Seller Parties, on the one hand, and the Purchaser and Parent, on the other hand, shall jointly agree on the timing and content of any public disclosure by relating to the transactions contemplated hereby.  In addition, the Seller Parties shall not use the names of the Purchaser, Parent or any of their Affiliates in any trade publication, in any marketing materials or otherwise to the general public without the prior written consent of the Purchaser and Parent, which consent may be withheld in their sole discretion.  This Section 7.14 may not be amended, waived or modified without the prior written consent of the Purchaser and Parent, which may be withheld in their sole discretion.

7.15                        Bulk Sales.  If applicable, the Purchaser and the Seller Parties hereby waive compliance with the bulk sales Laws and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated hereby; provided, however, that the Seller Parties shall pay and discharge when due all claims of creditors asserted against the Purchaser or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

PURCHASER:

CAPSTONE PERFORMANCE SYSTEMS, LLC

By:	/s/ Brian Adams
Name: Brian Adams
Title: Vice President

Address:
c/o CareKinesis, Inc.
110 Marter Ave, Suite 309
Moorestown, NJ 08057
Attention: Calvin Knowlton

PARENT:

CAREKINESIS, INC.

By:	/s/ Brian Adams
Name: Brian Adams
Title: Vice President

Address:
110 Marter Ave, Suite 309
Moorestown, NJ 08057
Attention: Calvin Knowlton

[Signature Page to Asset Purchase Agreement]

SELLER:

CAPSTONE PERFORMANCE SYSTEMS, LLC

By:	/s/David M. Reyes
Name: David M. Reyes
Title: Manager

Address:
6640 Gunpark Drive
Boulder, CO 80301

SELLER PARENT:

PPS HOLDINGS, INC.

By:	/s/David M. Reyes
Name: David M. Reyes
Title: President

Address:
6640 Gunpark Drive
Boulder, CO 80301

SHAREHOLDERS:

/s/David M. Reyes
DAVID M. REYES

Address:
6640 Gunpark Drive
Boulder, CO 80301

/s/ David M. Reyes POA for Ronda L. Hackbart-Reyes
RONDA L. HACKBART-REYES

Address:
6640 Gunpark Drive
Boulder, CO 80301

[Signature Page to Asset Purchase Agreement]